NEWS RELEASE

Contact: Alliance Data
Ed Heffernan
Analysts/Investors
972.348.5191
eheff@alldata.net

Shelley Whiddon – Media
972.348.4310
swhiddon@alldata.net

Pamida, Inc.
Kerry Heinrich, APR
402-596-7413
kheinrich@pamida.com

ALLIANCE DATA SIGNS LONG-TERM AGREEMENT
WITH ONE OF NATION’S TOP RURAL GENERAL MERCHANDISE RETAILERS

Alliance Data to provide integrated credit and marketing services to
Pamida’s 206 U.S. retail locations

DALLAS, Texas, Nov. 21, 2006 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of transaction services, credit services and marketing services, announced today that it has signed a six-year agreement with Pamida Stores Operating Co., LLC to provide an integrated private label credit card program for its 206 U.S. retail locations. Pamida is based in Omaha, Neb., and operates general merchandise stores in small- to mid-size communities in 16 Midwestern, North Central and Rocky Mountain states. Pamida offers a full assortment of apparel, jewelry, health and beauty aids, housewares, electronics, lawn and garden supplies, and groceries. In addition, 117 stores also have in-store pharmacies. In 2005, Pamida’s sales exceeded $810 million.

Under terms of the agreement, Alliance Data will provide private label credit card services including account acquisition and activation; receivables funding; card authorization; private label credit card issuance; statement generation; remittance processing; and customer service functions for Pamida.

“We were eager to launch a marketing-driven private label credit program in time for the busy holiday season,” said Gail Babitt, senior vice president and chief financial officer for Pamida. “Alliance Data was a great partner and was able to meet our aggressive roll-out schedule. The Alliance Data program will provide our customers with flexible financing options and exciting promotions that will support our improvements in providing top-quality branded merchandise. We anticipate that these new programs will strengthen our relationships with our customers.”

Ivan Szeftel, president of Alliance Data’s Retail Services, said, “Pamida has been gaining market share in rural America due to its commitment to continuously provide meaningful value to its customers. We will support Pamida’s commitment by delivering a credit program that is tailored to its customers’ needs, from credit plans to relevant marketing communications to best-in-class customer care. Because our credit programs are based upon customer insight and marketing data, we are confident that we will help Pamida continue its impressive growth.”

About Pamida

Pamida is a national retailer focused on bringing value and convenience close to home in small, rural communities. The company is headquartered in Omaha, Neb., and operates 206 stores in 16 states, primarily in the Midwest. In addition to hard line, soft line and seasonal merchandise, Pamida also operates pharmacies in 117 of their retail stores. Pamida is an affiliate of Sun Capital Partners, Inc.

About Sun Capital Partners, Inc.

Sun Capital Partners, Inc. is a leading private investment firm focused on leveraged buyouts, equity, debt, and other investments in market-leading companies that can benefit from its in-house operating professionals and experience. Sun Capital affiliates have invested in and managed more than 135 companies worldwide with combined sales in excess of $30.0 billion since Sun Capital’s inception in 1995. Sun Capital has offices in Boca Raton, Los Angeles, New York, London, and Shenzhen, China.

About Alliance Data

Alliance Data (NYSE:  ADS) is a leading provider of transaction services, credit services and marketing services, managing over 105 million consumer relationships for some of North America’s most recognizable companies. Alliance Data creates and manages customized solutions that change consumer behavior and that enable its clients to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs approximately 8,000 associates at more than 40 locations worldwide.  For more information about the company, visit its web site, www.AllianceData.com.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this news release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year.  Risk factors may be updated in Item 1A in each of the company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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